Exhibit 99.1
CONTACTS:
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
May 5, 2011
Snyder’s-Lance, Inc. Reports Results for First Quarter 2011
•	Net revenue of $388 million, a 75% increase over 2010

•	Reports 2011 first quarter earnings per diluted share of $0.17 excluding special items

•	Reports 2011 first quarter earnings per diluted share of $0.16 including special items

•	Declares quarterly dividend of $0.16 per share on common stock

•	Comparisons made in this release to prior year relate to the prior year reported results for Lance, Inc. only
Charlotte, NC, — May 5, 2011 — Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its first quarter of 2011. Financial results include the first full quarter of operations following the merger with Snyder’s of Hanover, Inc. (“Merger”), which was completed on December 6, 2010.
Net revenues for the first quarter ended April 2, 2011, were $388 million, an increase of 75% over prior year net revenues of $222 million that were reported by Lance, Inc. (“Lance” ) prior to the Merger. This growth was primarily a result of the incremental revenue resulting from the Merger and was supported by solid growth across our core products. In the first quarter of 2011, we realized net income excluding special items of $11.8 million, or $0.17 per diluted share, as compared to first quarter 2010 net income excluding special items of $1.2 million, or $0.04 per diluted share that was reported by Lance prior to the Merger. Net income including special items was $10.8 million for the first quarter of 2011 compared to a net loss of $0.7 million for the first quarter of 2010. Special items for the first quarter of 2011 included after-tax expenses of $1.0 million related to the Merger. The special items for the first quarter of 2010 included after-tax expenses of $1.9 million associated with merger and acquisition activity.
Comments from Management
“We continue to be very excited about the Merger which has created Snyder’s-Lance,” commented David V. Singer, Chief Executive Officer. “Our first quarter results were strong, and I am extremely proud of everyone at Snyder’s-Lance for delivering these great results while making real progress toward integration. Our branded products showed solid growth for the first quarter, and we anticipate good performance for the balance of 2011. We have started to execute our integration plan, including the transition of company owned routes to independent operators as outlined in our recent press release. Most major organizational decisions have been announced, and we are now focused on serving our customers, continuing to plan and execute our integration plans, and working to realize the synergies and cost savings anticipated from the Merger. As previously discussed, we expect to complete the vast majority of our integration by mid-2012, and are committed to delivering solid financial results while completing this work. We have a number of demanding months ahead, but I am confident in our team to drive day-to-day results while completing this important effort.”
Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 24, 2011 to stockholders of record at the close of business on May 16, 2011.
Guidance Provided for 2011
As previously discussed, we anticipate delivering a portion of our anticipated cost and revenue synergies in the latter half of 2011, but most of our integration plan will not be completed until mid-2012. When synergies are fully realized, the benefits from integration and sales growth are expected to deliver 2.5% to 3.0% improvements in operating profit margins off our 2010 base.
Overall, we expect that 2011 performance will continue to be difficult to predict as a number of variables may impact earnings and revenue in the short term while we continue the integration. However, we are estimating full year 2011 earnings per share (EPS) to be in a range of $0.85 to $1.00 on a fully diluted basis. Additionally, we estimate that net revenue will be between $1.59 and $1.65 billion for the full year 2011, and estimate capital expenditures to be in a $60 million to $70 million range for the year.
Conference Call
Snyd Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Thursday, May 5, 2011 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on May 5th and midnight on May 12th. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 60735608. Investors may also access a web-based replay of the conference call at Snyder’s-Lance’s web site, www.lanceinc.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Snyder’s-Lance, Inc.’s website www.lanceinc.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Snyder’s-Lance’s Investor Relations home page.
About Snyder’s-Lance, Inc.
Snyder’s-Lance, Inc., headquartered in Charlotte, North Carolina, manufactures, markets and distributes snack foods throughout the United States and internationally. The company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance, Inc. has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under brand names including Snyder’s of Hanover, Lance, Cape Cod, Tom’s, Jays, Krunchers!, Grande, Archway, O-Ke-Doke, and Stella D’oro along with a number of private label and third party brands. Products are distributed widely through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include: general economic conditions; increases in cost or availability of ingredients, packaging, energy and employees; price competition and industry consolidation; loss of major customers or changes in product offerings with significant customers; business disruption from merger integration and conversion of our distribution network to independent operators, including failure to realize anticipated synergies in a timely manner or the loss of key personnel; failure to maintain proper and effective internal controls; ability to execute strategic initiatives; product recalls and concerns surrounding the quality or safety of products and ingredients; disruptions to our supply chain or information technology systems; changes in consumer preferences; inability to maintain existing markets or expand to other geographic markets; potential threats to trademarks and other proprietary intellectual rights; food industry and regulatory factors; interest rate and foreign exchange rate risks; and the interests of significant stockholders may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income/(Loss) (Unaudited)
For the Quarters Ended April 2, 2011 and March 27, 2010
(in thousands, except per share data)

	Quarter Ended
	April 2,	March 27,
	2011	2010*
Net revenue	$388,471	$221,617
Cost of sales	247,299	137,742

Gross margin	141,172	83,875

Selling, general and administrative	120,905	80,420
Other expense, net	39	3,610

Income/(loss) before interest and income taxes	20,228	(155)

Interest expense, net	2,660	860

Income/(loss) before income taxes	17,568	(1,015)

Income tax expense/(benefit)	6,525	(330)

Net income/(loss)	11,043	(685)
Net income attributable to noncontrolling interests	194	—

Net income/(loss) attributable to Snyder’s-Lance, Inc.	$10,849	$(685)

Basic earnings/(loss) per share	$0.16	$(0.02)
Weighted average shares outstanding — basic	66,732	31,758

Diluted earnings/(loss) per share	$0.16	$(0.02)
Weighted average shares outstanding — diluted	68,060	31,758

Cash dividends declared per share	$0.16	$0.16

*	Quarter Ended March 27, 2010 amounts have been revised to reflect the change in accounting for inventory.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of April 2, 2011 (Unaudited) and January 1, 2011
(in thousands, except share data)

	April 2,	January 1,
	2011	2011
ASSETS

Current assets:
Cash and cash equivalents	$6,362	$27,877
Accounts receivable, net of allowances of $3,289 and $2,899, respectively	142,248	128,556
Inventories	102,947	96,936
Income tax receivable	32,743	29,304
Deferred income taxes	9,905	14,346
Prepaid expenses and other current assets	24,248	26,748

Total current assets	318,453	323,767

Noncurrent assets:
Fixed assets, net of accumulated depreciation of $311,015 and $299,877, respectively	340,947	336,673
Goodwill, net	377,895	376,281
Other intangible assets, net	406,693	407,579
Other noncurrent assets	18,796	18,056

Total assets	$1,462,784	$1,462,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$49,535	$39,938
Accrued compensation	28,611	31,564
Other payables and accrued liabilities	58,851	64,000

Current portion of long-term debt	58,666	57,767
Total current liabilities	195,663	193,269

Noncurrent liabilities:
Long-term debt	217,320	227,462
Deferred income taxes	186,047	180,812
Other noncurrent liabilities	21,836	24,198

Total liabilities	620,866	625,741

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, 67,189,213 and 66,336,807 shares outstanding, respectively	55,989	55,278
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	723,568	722,007
Retained earnings	40,463	40,199
Accumulated other comprehensive income	17,859	15,104

Total Snyder’s-Lance, Inc. stockholders’ equity	837,879	832,588
Noncontrolling interests	4,039	4,027

Total stockholders’ equity	841,918	836,615

Total liabilities and stockholders’ equity	$1,462,784	$1,462,356

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended April 2, 2011 and March 27, 2010
(in thousands)

	Quarter Ended
	April 2,	March 27,
	2011	2010*
Operating activities
Net income/(loss)	$11,043	$(685)
Adjustments to reconcile net income/(loss) to cash from operating activities:
Depreciation and amortization	14,061	9,596
Stock-based compensation expense	338	1,821
(Gain)/loss on sale of fixed and intangible assets	(48)	54
Impairment of fixed assets	—	584
Changes in operating assets and liabilities	(12,982)	(12,904)

Net cash provided by/(used in) operating activities	12,412	(1,534)

Investing activities
Purchases of fixed assets	(17,471)	(7,605)
Purchases of routes	(622)	—
Proceeds from sale of fixed assets	521	61
Proceeds from sale of routes	676	—
Proceeds from sale of investments	960	—

Net cash used in investing activities	(15,936)	(7,544)

Financing activities
Dividends paid to stockholders	(10,584)	(5,134)
Dividends paid to noncontrolling interests	(182)	—
Issuances of common stock	1,935	748
Repurchases of common stock	—	(1,261)
Net (repayments)/proceeds on existing credit facilities	(9,243)	15,000

Net cash (used in)/provided by financing activities	(18,074)	9,353

Effect of exchange rate changes on cash	83	133

(Decrease)/increase in cash and cash equivalents	(21,515)	408
Cash and cash equivalents at beginning of period	27,877	5,418

Cash and cash equivalents at end of period	$6,362	$5,826

Supplemental information:
Cash paid for income taxes, net of refunds of $2 and $12, respectively	$449	$842
Cash paid for interest	$1,478	$831

*	Quarter Ended March 27, 2010 amounts have been revised to reflect the change in accounting for inventory.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

	Net of	Per Diluted
	Tax	Share
Quarter Ended April 2, 2011
Net income attributable to Snyder’s-Lance, Inc.	$10,849	$0.16

Merger-related costs	981	0.01

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$11,830	$0.17

Quarter Ended March 27, 2010
Net loss reported by Lance, Inc.	$(685)	$(0.02)

Merger and acquisition activity	1,930	0.06

Net income reported by Lance, Inc., excluding special items	$1,245	$0.04